Exhibit 99.1

MIVA NAMES WILLIAM SEIPPEL AS CHIEF FINANCIAL OFFICER
Industry Veteran to Bring Financial and Operational Experience to MIVA

FORT MYERS, Fla. – July 18, 2005 – MIVA, Inc. (NASDAQ: MIVA), the largest, global independent Performance Marketing Network, today announced that William Seippel has been named as its chief financial officer, effective immediately. Mr. Seippel has more than 25 years of financial and operational experience, recently serving as chief financial officer for AirGate PCS.

“Will is a seasoned financial executive and we are delighted to have someone of his caliber join our team,” said Craig Pisaris-Henderson, MIVA’s chairman and chief executive officer. “The strength of our management team is integral to our long-term success, and we will benefit greatly from Will’s proven leadership skills, financial expertise and extensive Wall Street experience.”

“I am very excited with the opportunity to join a dynamic company like MIVA, and I look forward to executing on our vision for the future of performance marketing,” said Mr. Seippel.

Recently, Mr. Seippel was vice president and chief financial officer for AirGate PCS, a $600 million PCS affiliate of Sprint. AirGate, a former NASDAQ listed company, was acquired by Alamosa Holdings earlier in 2005. Prior to AirGate, Mr. Seippel served as chief financial officer and chief operating officer for Digital Commerce Corporation, a $75 million e-commerce purchasing solutions provider. His previous positions include chief financial officer for Global Telesystems Groups, a $1 billion Internet and telecom solutions provider and chief financial officer for Landmark Graphics Corporation, a $250 million software provider that was sold to Halliburton under his stewardship.

Mr. Seippel has a Masters in Business Administration degree from American University. He received a Bachelor of Science degree from George Mason University, where he currently serves on the Advisory Board of the School of Management. A more complete biography of Mr. Seippel can be found at: www.miva.com/us/content/about/team/execteam.asp.

About MIVA®, Inc.
MIVA is the largest independent Performance Marketing Network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for publisher partners, facilitates commerce for online merchants and provides relevant information to customers. The Company has relationships with more than 100,000 customers, spanning North America, Europe and Asia.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation, our ability to attract and retain highly qualified, management personnel. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K/A for fiscal 2004, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

®Registered trademark of MIVA, Inc.

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